UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2024

XCEL BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37527	76-0307819
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1333 Broadway, New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (347) 727-2474

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XELB	NASDAQ Global Select Market

Item 1.01    Entry into a Material Definitive Agreement

Item 2.03    Creation of a Direct Financial Obligation Under an Off-balance Sheet Arrangement of a Registrant

On December 12, 2024, the Company and certain of its subsidiaries entered into a new loan and security agreement with FEAC Agent, LLC, as administrative agent and collateral agent, FEF Distributors, LLC, lead arranger, and Restore Capital, LLC, as agent for certain lenders, pursuant to which the lenders made term loans to the Company and agreed to make additional term loans to the Company upon the satisfaction of a condition precedent described in the loan agreement. The term loans under the loan agreement are as follows: (1) a term loan in the amount of $3.95 million (“Term Loan A”) was made on the closing date, (2) a term loan in the amount of $4.0 million (“Term Loan B”) was made on the closing date, and (3) a term loan in the amount of $2.05 million (“Delayed Draw Term Loan”; Term Loan A, Term Loan B and Delayed Draw Term Loan are referred to as “Term Loans”) which will be made upon the satisfaction of a condition precedent described in the loan agreement. The proceeds from the Term Loan A and Term Loan B were used to repay the remaining balance of the Company’s October 2023 term loan with IDB, as well as to pay fees, costs, and expenses incurred in connection with entering into the new loan agreement, and the balance may be used for working capital purposes. The proceeds from the Delayed Draw Term Loan will be deposited in a bank account to satisfy a liquidity covenant in the loan agreement.

Principal on Term Loans are payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due at the maturity date of December 12, 2028.

Interest on Term Loans accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus (i) 8.5% for Term Loan A and Delayed Draw Term Loan and (ii) 13.5% for Term Loan B. Interest on amounts outstanding under the term loans accrues daily and is payable at the end of each calendar month.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the assets of the Company and such subsidiaries. The loan agreement contains various customary financial covenants and reporting requirements, as specified and defined in the loan agreement.

The Company used proceeds from the term loan to pay $200,000 to IPX Capital, LLC (“IPX”), a company controlled by Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, on account of a $250,000 advance made to one of the Company’s subsidiaries. The Company will pay the remaining $50,000 to IPX upon the satisfaction of a condition precedent described in the loan agreement. Further, IPX purchased a 12.5% undivided, last-out, subordinated participation interest in Term Loan B for a purchase price of $0.5 million and IPX received warrants entitling it to receive its pro rata share issued to the Term B lender in the amount of 153,333 warrants shares of the Company, as described under Item 3.02 below.

[Item 3.02    Sale of Unregistered Equity Securities]

In connection with the loan agreement, the Company issued warrants to purchase an aggregate of 1,456,667 shares of the Company common stock. The warrants have an exercise price of $0.6315 per share, are immediately exercisable and expire on December 12, 2034.

The issuance referenced above was not registered under the Securities Act was not a “public offering” as defined in Section 4(a)(2) of the Securities Act due to the insubstantial number of persons involved, size of the offerings, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the Seller and its designee each represented that it had the necessary investment intent as required by Section 4(a)(2) and each of them agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for this transaction.

Item 9.01    Financial Statements and Exhibits.

(d)Exhibits.

4.1	Form of Common Stock Purchase Warrant, dated as of December 12, 2024
10.1

Loan and Security Agreement dated as of December 12, 2024 by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party there to as lenders, FEAC Agent, LLC, as administrative agent and collateral agent, and Restore Capital, LLC, as agent

10.2	Membership Pledge Agreement, dated as of December 12, 2024, by and between Xcel Brands, Inc., Xcel IP Holdings, LLC, Halston Holding Company, LLC, H Licensing, LLC and FEAC Agent, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL BRANDS, INC. (Registrant)

By:	/s/ James F. Haran
	Name:	James F. Haran
	Title:	Chief Financial Officer

Date: December 13, 2024